Exhibit F.5

November 12, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: Northeast Utilities et al.
File No. 70-8875

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). In connection with the transactions contemplated by the Application/Declaration, as amended, in the above referenced file (the "Application"), I have acted as counsel to NU, The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), Holyoke Water Power Company ("HWP"), Public Service Company of New Hampshire ("PSNH") and North Atlantic Energy Corporation("NAEC") and the other applicants described therein (collectively, the "Applicants"). This opinion is given to you with respect to the transactions described in Amendment No. 15 (Post-Effective Amendment No. 13) (the "Amendment") pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-
1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have reviewed or caused to be reviewed the Application, including the Amendment, and the exhibits thereto, the Applicants' charter documents, as amended to the date of this opinion, the proceedings of their shareholders and boards of directors to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion. I have assumed that in respect of the Application an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of the Applicants will be in conformity therewith.

The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application using documents substantially similar to those filed with the Application; (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the States of Connecticut and New Hampshire and of the Commonwealth of Massachusetts; (c) insofar as any opinion relates to the Declaration of Trust of NU or the Certificate of Incorporation or Bylaws of any other Applicant, I have assumed that the Declaration of Trust and that Certificate and those Bylaws will not be amended between now and the time the transactions contemplated by the Application are consummated; and (d) no opinion is expressed as to the securities laws of any state.

Based on and subject to the foregoing, I am of the opinion that:

1. All state laws applicable to each of the transactions for which the Commission's approval is sought in the Amendment will have been complied with at the time each transaction is consummated.

2. NU and WMECO are each validly organized and duly existing under the laws of the Commonwealth of Massachusetts; CL&P is validly organized and duly existing under the laws of the State of Connecticut.

3. The notes to be issued to banks and non-bank lending institutions by and the commercial paper to be issued by NU and WMECO, all in accordance with the authorization being sought in the Amendment, when issued, sold or renewed, will be the valid and binding obligations of such Applicants in accordance with their respective terms.

4. The consummation of the transactions for which the Commission's approval is sought in the Amendment will not violate the legal rights of the holders of any securities issued by any of the Applicants or any associate company of such Applicants.

I hereby consent to the use of this opinion in connection with the filing of the Application.

I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.

Very truly yours,
/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel
Northeast Utilities Service Company